Exhibit 10.30

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE.

SECURED PROMISSORY NOTE

October 30, 2009

$1,000,000	Atlanta, Georgia

SECTION 1. General; Payment of Principal and Interest; Subscription Agreement.

(a) General.  For value received, HSW INTERNATIONAL, INC., a Delaware corporation (the “Maker”), having an address at One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, GA 30326, hereby promises to pay to SHARECARE, INC. (the “Holder”), having an address at 3350 Peachtree Road, Suite 1500, Atlanta, GA 30326, the principal sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), plus interest thereon as hereinafter provided, in lawful money of the United States of America.  The principal amount of this Secured Promissory Note (as same may be amended, supplemented, restated or otherwise modified from time to time, this “Note”) shall be payable pursuant to the terms set forth below.  Interest on the unpaid principal balance of this Note outstanding from time to time shall accrue and be payable pursuant to the terms set forth below.

(b) Principal. Subject to the prepayment obligations set forth in Section 1(i), the entire unpaid principal balance of this Note shall be due and payable by Maker on October 30, 2010 (the “Maturity Date”).

(c) Interest.  Subject to Section 1(g), this Note shall not bear interest.

(d) Subscription Agreement. This Note is issued pursuant to that certain Subscription Agreement, dated as of October 30, 2009 by and among Maker and Holder (as same may be amended, supplemented, restated or otherwise modified from time to time, the “Subscription Agreement”).  Capitalized terms used in this Note which are not defined in this Note shall have the meaning ascribed to such terms in the Subscription Agreement.

(e) Usury Laws.  Notwithstanding anything to the contrary contained herein or in the Subscription Agreement, in no event shall the amount payable by Maker as interest or other charges on this Note exceed the highest lawful rate permissible under any law applicable hereto and any payments in excess of such highest lawful rate shall either be applied to the principal hereof or refunded to Maker.

(f) Business Day; Place of Payment.  If any payment under this Note shall be specified to be made on a day which is not a business day, it shall be made on the next succeeding day which is a business day.  For purposes of this Note, a “business day” shall mean any day other than Saturday, Sunday or other day in which banks are authorized to close in the State of New York.  Payments of principal and interest are to be made to Holder at Holder’s office address designated above or at such other place as Holder shall have notified Maker in writing.

(g) Default Rate.  During any period in which an Event of Default (as defined in Section 3 hereof) exists, this Note shall bear interest at a rate equal to ten percent (10%) per annum.

(h) Prepayment; Offset.

(i) This Note may be prepaid, in whole or in part, without penalty or premium of any kind.  Any prepayment of this Note will be credited first against accrued interest, if applicable, and then principal.

(ii) For so long as principal amounts remain outstanding under the terms of this Note, all amounts payable by Holder to Maker pursuant to the terms of that certain Letter Agreement for Services, dated as of October 30, 2009, between Maker and Holder (the “Services Agreement”), shall be applied as prepayments on this Note.  Each such prepayment shall be credited to Maker effective as of the earliest date such amount payable under the Services Agreement becomes due.

SECTION 2. Grant of Security Interest.

(a) Maker hereby assigns and transfers to Holder, and hereby grants to Holder, a security interest in 100,000 shares of Common Stock of Holder purchased by Maker pursuant to the Subscription Agreement (the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Maker’s obligations under this Note.

(b) During the time the obligations pursuant to this Note remain outstanding, the stock certificate(s) representing the Collateral shall be held by the Holder, together with a blank stock power in the form attached as Exhibit A executed by Maker.  Upon release of the Collateral, Holder promptly shall deliver a stock certificate representing such shares to Maker.

(c) In the event that Maker fails to pay any principal or interest of this Note when due, Maker acknowledges and agrees that Holder shall be entitled to, without notice to Maker, transfer to itself and cancel that number of shares of capital stock representing the Collateral in an amount equal to the deficiency (valuing the Collateral at $10/share (subject to adjustment for stock dividend, stock split or other change in the Collateral).

(d) Subject to Holder’s rights under Section 2(c), Maker shall have all the rights of a stockholder of Holder with respect to the Collateral while it is held by Holder, including without limitation the right to vote the shares and receive any cash dividends or distributions declared thereon.  If, from time to time while the Collateral is held by Holder, there is any stock dividend, stock split or other change in the Collateral, any and all new, substituted or additional securities to which Maker is entitled by reason of Maker’s ownership of the Collateral shall be received and retained by Holder and included thereafter as “Collateral” for purposes of this Note.

(e) The security interest created by this Section 2 shall terminate and be of no further force and effect upon the satisfaction by Maker of all obligations under the terms of this Note.

SECTION 3. Events of Default.  The existence of any of the following conditions shall constitute an event of default hereunder (an “Event of Default”):

(a) the failure by Maker to pay any principal or interest of this Note when due;

(b) if Maker:

(i) shall commence any case or proceeding under any bankruptcy, insolvency or other similar law or seek debt reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under any state or federal bankruptcy, insolvency, reorganization of debt, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, now or hereafter existing;

(ii) shall admit the material allegations of any petition or pleading in connection with any such case or proceeding described in Section 3(b)(i);

(iii) makes an application for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for Maker or for all or a substantial part of Maker’s property; or

(iv) makes a general assignment for the benefit of Maker’s creditors; or

(c) the (i) commencement of any case or proceeding against Maker under any bankruptcy, insolvency, or other similar law or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, winding-up, composition or any other relief under any state or federal bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, now or hereafter existing, or (ii) appointment of a receiver, trustee or similar officer for Maker or for all or a substantial part of Maker’s property, and such case, proceeding, or appointment shall not be dismissed, bonded or discharged, as applicable, within ninety (90) days of the commencement or appointment.

SECTION 4. Rights and Remedies.  If any Event of Default described in Section 3(b) or Section 3(c) shall occur, then the unpaid principal balance and any accrued and unpaid interest thereon shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by Maker.  If any other Event of Default shall occur and be continuing, Holder may, at its option, by written notice to Maker declare any of the then unpaid principal and any accrued and unpaid interest thereon to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, demand, protest or further notice, all of which are hereby waived by Maker.  No course of dealing or delay on the part of Holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice the right of Holder.  Subject as aforesaid, no remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute, other agreement or instrument, or otherwise.

SECTION 5. Lost Documents.  Upon receipt by Maker of (a) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, (b) in the case of loss,

theft or destruction, indemnification satisfactory to Maker, and (c) in the case of mutilation, surrender and cancellation of this Note, Maker will cancel this Note on its books and make and deliver in its place a new note in the then unpaid principal amount of this Note, of like tenor to this Note, dated and bearing interest from the date next following the date through which interest has been paid on the unpaid principal amount of this Note.

SECTION 6. Assignment.  The Maker shall not assign any or all of its obligations hereunder without the prior written consent of Holder.

SECTION 7. Cancellation.  After the principal balance of this Note and all accrued interest thereon has been satisfied, Holder shall surrender this Note to Maker for cancellation.

SECTION 8. Miscellaneous.

(a) Parties in Interest.  All covenants, agreements and undertakings in this Note by and on behalf of Maker and Holder hereof shall, subject to the provisions of Section 6 hereof, bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns, whether so expressed or not.

(b) Waiver of Demand.  The Maker (i) waives presentment, notice of dishonor (except for notices expressly set forth herein) and protest of this Note and waives notice of acceptance of this Note; (ii) consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note (nothing contained in this Section 8(b) shall, or shall be interpreted to, limit the provisions of Section 8(c) below); and (iii) agrees that makers, endorsers, guarantors, and sureties for the indebtedness evidenced hereby may be added or released without notice to Maker and without affecting Maker’s liability hereunder.  The liability of Maker hereunder shall be absolute and unconditional; provided, that, nothing contained herein shall, or shall be interpreted to, limit the subordination provisions hereof.

(c) Amendments, Modifications and Waivers.  This Note may only be amended, modified, and any provision of this Note may only be waived, with the written consent of Maker and Holder, which amendment, modification or waiver will bind Maker and Holder hereof and any transferee, successor or assign.

(d) Costs and Expenses.  In the event of the occurrence of an Event of Default, the Maker shall promptly pay (or reimburse, as Holder may elect) all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and disbursements and court costs, which Holder may hereafter incur in connection with the collection of all amounts due under this Note (including, without limitation, exercising its rights under Section 2(c)).

(e) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  The provisions of Section 10.06 of the Purchase Agreement shall also govern any notices, requests, demands, claims or other communications under this Note.

(f) Governing Law.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law.

(g) WAIVERS OF JURY TRIAL.  EACH OF MAKER AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

(h) Counterparts.  The Maker’s execution of this Note and Holder’s acceptance hereof may be in counterparts, including by way of facsimile transmission or Portable Document Format, each of which shall be considered an original but all of which together shall be deemed one instrument.

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IN WITNESS WHEREOF, this Secured Promissory Note has been executed and delivered on the date set forth at the beginning of this Note by a duly authorized representative of Maker.

MAKER:

HSW INTERNATIONAL, INC.

By: /s/ Bradley T. Zimmer
Name:  Bradley T. Zimmer
Title:  Executive Vice President & General Counsel

EXHIBIT A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign, and transfer unto

(name of transferee)

__________________________________________	(_________)	shares of the Common
(number of shares)

Stock of Sharecare, Inc., represented by Certificate(s)  No(s).  ____________________________ (inclusive), and does hereby appoint _______________________________ attorney to transfer the foregoing on the books of the within named corporation, with full power  of substitution in the premises.

Dated: ________________________________

_______________________[SEAL]

_______________________[SEAL]
(Signature(s))*

*THE SIGNATURE(S) ON THIS STOCK POWER MUST CORRESPOND WITH THE NAME(S) ON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT.  TRUSTEES, OFFICERS AND OTHER FIDUCIARIES OR AGENTS SHOULD INDICATE THEIR TITLES OR CAPACITIES.

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